                                                                    EXHIBIT 12.1

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                                                     Years ended December 31,
                                                                  -------------------------------------------------------------
                                                                    2005       2004       2003       2002       2001      2000
                                                                    ----       ----       ----       ----       ----      ----
EARNINGS AS DEFINED

Earnings (loss) from operations before income taxes and before adjustments for minority interests in consolidated
   subsidiaries and after eliminating undistributed earnings
   of equity method investees                                     $   61.5   $   18.5   $   (1.2)  $  (27.6)  $   58.1  $  (28.9)
Preferred stock dividend (pre-tax equivalent)                        (33.8)      (9.2)      (0.9)         -          -         -
Fixed charges                                                         76.7       49.4       53.6       47.5       51.5      67.8
                                                                  --------   --------   --------     ------   --------  --------
     TOTAL EARNINGS, AS DEFINED                                   $  104.4   $   58.7   $   51.5   $   19.9   $  109.6  $   38.9
                                                                  ========   ========   ========   ========   ========  ========
FIXED CHARGES, AS DEFINED
Interest expense                                                  $   36.5   $   35.0   $   45.3   $   41.3   $   43.2  $   61.4
Amortization of capitalized expenses related to debt                   3.4        2.7        4.5        3.7        4.4       4.2
Preferred stock dividend (pre-tax equivalent)                         33.8        9.2        0.9          -          -         -
Interest component of rent expense                                     3.0        2.5        2.9        2.5        3.9       2.2
                                                                  --------   --------   --------   --------   --------  --------
     TOTAL FIXED CHARGES, AS DEFINED                              $   76.7   $   49.4   $   53.6   $   47.5   $   51.5  $   67.8
                                                                  ========   ========   ========   ========   ========  ========
     RATIO OF EARNINGS TO FIXED CHARGES                                1.4        1.2          -          -        2.1        -

For the years ended December 31, 2003, 2002 and 2000, earnings were insufficient to cover fixed charges by $2.1 million $27.6 million and $28.9 million, respectively.